Exhibit 99.1

M-tron Industries, Inc. Reports Continued Strength in Second Quarter 2025 Results

•	Revenues increased 12.5%, or $1.5 million, to $13.3 million for the three months ended June 30, 2025 from $11.8 million for the three months ended June 30, 2024
•	Net income per diluted share decreased 15.9%, or $0.10, to $0.53 for the three months ended June 30, 2025 from $0.63 for the three months ended June 30, 2024
•	Backlog increased 35.0%, or $15.9 million, to $61.2 million as of June 30, 2025 from $45.3 million as of June 30, 2024

ORLANDO, Florida (August 12, 2025) — M-tron Industries, Inc. (NYSE American: MPTI, MPTI WS) ("Mtron" or the "Company"), a U.S.-based designer and manufacturer of highly-engineered electronic components and solutions for the aerospace and defense, avionics, and space industries, announced strong financial results for the three and six months ended June 30, 2025.

"We're pleased to report strong revenue growth, an indicator of the value our products and solutions are delivering to our customers," said Cameron Pforr, Interim Chief Executive Officer. "Even more encouraging is the significant increase in our backlog, which reflects the strength of our pipeline and growing demand across our markets. This momentum positions us well for sustained performance in the second half of 2025 and beyond."

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
U.S. GAAP Financial Measures
Revenues	$13,282	$11,808	12.5%	$26,014	$22,993	13.1%
Gross margin	43.6%	46.6%	-6.4%	43.0%	44.7%	-3.7%
Net income	$1,560	$1,744	-10.6%	$3,190	$3,230	-1.2%
Net income per diluted share	$0.53	$0.63	-15.9%	$1.09	$1.16	-6.2%

Non-GAAP Financial Measures (a)
Adjusted EBITDA	$2,419	$2,523	-4.1%	$4,921	$4,785	2.8%
(a)	A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided at the end of this press release.

Results from Operations

Second Quarter 2025

Revenue was $13.3 million for the three months ended June 30, 2025 compared with $11.8 million for the three months ended June 30, 2024. The increase was primarily due to continued strong defense program product and solution shipments.

Gross margin was 43.6% for the three months ended June 30, 2025 compared with 46.6% for the three months ended June 30, 2024. The decrease was primarily due to product mix and the impact of tariffs partially offset by higher revenues.

Net income was $1.6 million, or $0.53 per diluted share, for the three months ended June 30, 2025 compared with $1.7 million, or $0.63 per diluted share, for the three months ended June 30, 2024. The decrease was primarily due to lower gross margins discussed above as well as higher Engineering, selling and administrative expenses from increased investment in research and development, higher sales commissions related to an increase in revenues, and an increase in administrative and corporate expenses consistent with the overall growth in the business.

Adjusted EBITDA was $2.4 million for the three months ended June 30, 2025 compared with $2.5 million for the three months ended June 30, 2024. The decrease was primarily due to lower gross margins as well as the increase in Engineering, selling and administrative discussed above.

Fiscal Year to Date 2025

Revenue was $26.0 million for the six months ended June 30, 2025 compared with $23.0 million for the six months ended June 30, 2024. The increase was primarily due to continued strong defense program product and solution shipments.

Gross margin was 43.0% for the six months ended June 30, 2025 compared with 44.7% for the six months ended June 30, 2024. The decrease was primarily due to product mix and the impact from tariffs partially offset by higher revenues.

Net income was $3.2 million, or $1.09 per diluted share, for the six months ended June 30, 2025 compared with $3.2 million, or $1.16 per diluted share, for the six months ended June 30, 2024. The decrease was primarily due to lower gross margins discussed above as well as higher Engineering, selling and administrative expenses from increased investment in research and development, higher sales commissions related to an increase in revenues, and an increase in administrative and corporate expenses consistent with the overall growth in the business.

Adjusted EBITDA was $4.9 million for the six months ended June 30, 2025 compared with $4.8 million, or $1.72 per diluted share, for the six months ended June 30, 2024. The increase was primarily due to a substantial increase in revenue partially offset by reduced gross margins and increase in Engineering, selling and administrative discussed above.

Backlog

Backlog was $61.2 million as of June 30, 2025 compared to $47.2 million as of December 31, 2024 and $45.3 million as of June 30, 2024. The increase in backlog reflects broad demand for our products including continued purchasing under several large aerospace and defense programs, the initiation of orders for new aerospace and defense programs, and a recent uptick in avionics and space industry orders.

Investor Call

Management, including Mr. Pforr, will host a conference call with the investment community on Wednesday, August 13, 2025, to discuss the Company's second quarter 2025 results and to respond to investor questions.

The call will begin at 10:30 a.m. Eastern Time (U.S. and Canada) on Wednesday August 13, 2025, and can be accessed using the dial-in details below:

Toll-Free Dial-in Number:	(800) 715-9871
Toll Dial-in Number:	+1 (646) 307-1963
Conference ID:	4709075

An archive will be available after the call on the Investor Relations section of Mtron's website at ir.mtron.com, along with Mtron's earnings release.

About Mtron

M-tron Industries, Inc. (NYSE American: MPTI) designs, manufactures, and markets highly engineered, high reliability frequency and spectrum control products and solutions. As an engineering-centric company, Mtron provides close support to its customers throughout our products' entire life cycle, including product design, prototyping, production, and subsequent product upgrades. Mtron has design and manufacturing facilities in Orlando, Florida, and Yankton, South Dakota, a sales office in Hong Kong, and a manufacturing facility in Noida, India. For more information, visit www.mtron.com.

Cautionary Note Concerning Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as those pertaining to the uncertain financial impact of COVID-19 and the Company’s financial condition, results of operations, business strategy and financial needs. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words "believe," "expect," "anticipate," "should," "plan," "will," "may," "could," "intend," "estimate," "predict," "potential," "continue" or the negative of these terms and similar expressions, as they relate to Mtron, are intended to identify forward-looking statements.

These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the Company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by Mtron with the Securities and Exchange Commission, including those risks set forth under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K as filed with the SEC on March 27, 2025. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

These forward-looking statements speak only as of the date of this press release. Mtron undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

###

Contact:

M-tron Industries, Inc. Investor Relations

ir@mtron.com

Cameron Pforr

Interim Chief Executive Officer

M-tron Industries, Inc.

Quarterly Summary

(Unaudited)

	2022				2023				2024				2025
(in thousands)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Revenues	$7,691	$7,064	$8,417	$8,673	$9,367	$10,140	$10,888	$10,773	$11,185	$11,808	$13,214	$12,805	$12,732	$13,282
Y/Y					21.8%	43.5%	29.4%	24.2%	19.4%	16.4%	21.4%	18.9%	13.8%	12.5%

Gross margin	37.3%	37.5%	32.4%	35.7%	34.1%	41.6%	42.8%	43.6%	42.7%	46.6%	47.8%	47.2%	42.5%	43.6%
Y/Y					-8.6%	10.9%	32.1%	22.1%	25.2%	12.0%	11.7%	8.3%	-0.5%	-6.4%

Net income (a)	$619	$486	$503	$190	$553	$1,277	$1,586	$73	$1,486	$1,744	$2,267	$2,139	$1,630	$1,560
Y/Y					-10.7%	162.8%	215.3%	-61.6%	168.7%	36.6%	42.9%	2830.1%	9.7%	-10.6%

Adjusted EBITDA (b)	$1,177	$841	$876	$1,114	$1,028	$1,931	$2,336	$2,397	$2,262	$2,523	$3,300	$3,056	$2,502	$2,419
Y/Y					-12.7%	129.6%	166.7%	115.2%	120.0%	30.7%	41.3%	27.5%	10.6%	-4.1%
(a)	Q1 2022 - Q3 2022 do not include any public company costs as these periods were pre-IPO.
(b)	A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided at the end of this press release.

M-tron Industries, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share data)	2025	2024	2025	2024
Revenues	$13,282	$11,808	$26,014	$22,993
Costs and expenses:
Manufacturing cost of sales	7,490	6,307	14,816	12,713
Engineering, selling and administrative	3,948	3,394	7,341	6,384
Total costs and expenses	11,438	9,701	22,157	19,097
Operating income	1,844	2,107	3,857	3,896
Other income (expense):
Interest income, net	124	44	235	76
Other income (expense), net	27	(5)	17	37
Total other income, net	151	39	252	113
Income before income taxes	1,995	2,146	4,109	4,009
Income tax expense	435	402	919	779
Net income	$1,560	$1,744	$3,190	$3,230

Income per common share:
Basic	$0.55	$0.64	$1.12	$1.19
Diluted	$0.53	$0.63	$1.09	$1.16

Weighted average shares outstanding:
Basic	2,853,383	2,728,599	2,848,419	2,723,293
Diluted	2,934,594	2,779,802	2,931,053	2,783,739

M-tron Industries, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)	June 30, 2025	December 31, 2024
Assets:
Current assets:
Cash and cash equivalents	$15,529	$12,641
Accounts receivable, net of reserves of $218 and $182, respectively	6,261	6,842
Inventories, net	9,116	9,509
Prepaid expenses and other current assets	874	760
Total current assets	31,780	29,752
Property, plant and equipment, net	5,939	5,061
Right-of-use lease asset	242	9
Intangible assets, net	40	40
Deferred income tax asset	1,691	1,623
Other assets	—	3
Total assets	$39,692	$36,488

Liabilities:
Total current liabilities	4,689	5,216
Non-current liabilities	190	—
Total liabilities	4,879	5,216

Total stockholders' equity	34,813	31,272
Total liabilities and stockholders' equity	$39,692	$36,488

Non-GAAP Financial Measures

Throughout this press release, including the results from operations, the Company presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements the Company uses are "Non-GAAP financial measures" under SEC rules and regulations. The non-GAAP financial measures the Company presents are listed below and may not be comparable to similarly-named measures reported by other companies. the reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this press release. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

The Company uses the following operating performance measure because the Company believes it provides both management and investors with a more complete understanding of the underlying operational results and trends and our marketplace performance

Adjusted EBITDA is derived by excluding the items set forth below from Income before income taxes. Excluded items include the following:

•	Interest income
•	Interest expense
•	Depreciation
•	Amortization
•	Non-cash stock-based compensation
•	Other discrete items that might have a significant impact on comparable GAAP measures and could distort the evaluation of our normal operating performance

Reconciliation of GAAP Income Before Income Taxes to Non-GAAP Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share data)	2025	2024	2025	2024
Income before income taxes	$1,995	$2,146	$4,109	$4,009
Adjustments:
Interest income	(124)	(44)	(235)	(76)
Depreciation	270	220	520	439
Amortization	—	—	—	5
Total adjustments	146	176	285	368
EBITDA	2,141	2,322	4,394	4,377
Non-cash stock compensation	278	201	527	408
Adjusted EBITDA	$2,419	$2,523	$4,921	$4,785

The following table is a reconciliation of Adjusted EBITDA to Income before income taxes:

	2022				2023				2024				2025
(in thousands)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Revenues	$7,691	$7,064	$8,417	$8,673	$9,367	$10,140	$10,888	$10,773	$11,185	$11,808	$13,214	$12,805	$12,732	$13,282

Income before income taxes	$794	$592	$614	$595	$719	$1,582	$2,046	$53	$1,863	$2,146	$3,008	$2,758	$2,114	$1,995
Adjustments:
Interest expense (income)	3	2	1	5	2	5	(1)	(13)	(32)	(44)	(63)	(104)	(111)	(124)
Depreciation	148	165	173	185	195	190	192	220	219	220	278	251	250	270
Amortization	13	14	13	14	13	14	13	13	5	—	—	—	—	—
Total adjustments	164	181	187	204	210	209	204	220	192	176	215	147	139	146
EBITDA	958	773	801	799	929	1,791	2,250	273	2,055	2,322	3,223	2,905	2,253	2,141
Non-cash stock compensation	219	68	75	96	71	140	86	2,124	207	201	77	151	249	278
Excess Spin-off costs	—	—	—	219	28	—	—	—	—	—	—	—	—	—
Adjusted EBITDA	$1,177	$841	$876	$1,114	$1,028	$1,931	$2,336	$2,397	$2,262	$2,523	$3,300	$3,056	$2,502	$2,419

Adjusted EBITDA margin	15.3%	11.9%	10.4%	12.8%	11.0%	19.0%	21.5%	22.3%	20.2%	21.4%	25.0%	23.9%	19.7%	18.2%